Exhibit 99.1

FOR IMMEDIATE RELEASE

April 5, 2013

Strategic Storage Trust, Inc. Reports 2012 Results

- 4th Quarter Same-Store Revenues Increased 5.8%

- 4th Quarter Same-Store NOI Increased 10.4%

- Cash Flows From Operations Increased 90%

LADERA RANCH, CA – April 5, 2013 – Strategic Storage Trust, Inc. today announced operating results for the three months and year ended December 31, 2012.

“We are proud of our strong results in 2012. We think this reflects the strength of our management team and our dedication to our stockholders,” commented H. Michael Schwartz, CEO of Strategic Storage Trust, Inc. “Our growth has come through strategic acquisitions and our ability to increase revenues and operating income by targeting properties with upside potential, and applying strong marketing and operational management fundamentals to increase occupancy rates and revenues. With the people, management and marketing systems we now have in place and the potential for continued growth, coupled with the stability of the asset class, we believe we are well positioned for future success.”

Key Highlights for the Three Months Ended December 31, 2012:

•	Increased IPA Modified Funds From Operations (“MFFO”) by 59% to $4.2 million for the three months ended December 31, 2012 from $2.7 million for the three months ended September 30, 2012.

•	Increased MFFO by 46% to $4.2 million for the three months ended December 31, 2012 from $2.9 million for the three months ended December 31, 2011.

•	Increased same-store revenues and net operating income (“NOI”) by 5.8% and 10.4%, respectively, for the three months ended December 31, 2012 compared to the three months ended December 31, 2011.

•	Increased same-store average occupancy by approximately 4% to 81% for the three months ended December 31, 2012 compared to 77% for the three months ended December 31, 2011.

•	Decreased property operating expenses as a percentage of revenue to 34.9% for the three months ended December 31, 2012 from 37.7% for the three months ended December 31, 2011.

•	Increased cash flows from operations by 90% to $3.1 million for the three months ended December 31, 2012 from $1.6 million for the three months ended December 31, 2011.

•	During the three months ended December 31, 2012, we acquired 10 properties for a total purchase price of approximately $60 million.

Key Highlights for the Year Ended December 31, 2012:

•	Increased same-store revenues and NOI by 6.0% and 11.5%, respectively, for the year ended December 31, 2012 compared to the year ended December 31, 2011.

•	Increased same-store average occupancy by approximately 4% to 80% for the year ended December 31, 2012 compared to 76% for the year ended December 31, 2011.

•	Increased cash flows from operations by 236% to $9.6 million for the year ended December 31, 2012 from $2.8 million for the year ended December 31, 2011.

•	Reduced debt leverage to 56% as of December 31, 2012 from 60% as of December 31, 2011.

•

Amended our Second Restated KeyBank Loan, such that on October 10, 2012 we refinanced $31 million thereof into a new KeyBank CMBS Loan with a term of 10 years and a favorable fixed interest rate of 4.65%, thereby significantly reducing our short-term debt maturities.

•	During 2012, we acquired 19 properties for a total purchase price of approximately $93 million.

Operations:

•

Quarterly same-store revenue and NOI increased by 5.8% and 10.4%, respectively, for the three months ended December 31, 2012 compared to the three months ended December 31, 2011. The increase in same-store revenues was primarily attributable to an increase in average occupancy of approximately 4%. Same-store NOI improved due to the same-store revenue increase, in combination with a decrease in property operating expenses as a percentage of revenue of approximately 0.7% primarily due to cost reduction initiatives and economies of scale.

•

General and administrative expenses for the three months ended December 31, 2012 compared to the three months ended December 31, 2011 decreased as a percentage of total revenues to 3.0% from 3.7%, primarily due to increased revenues.

•

MFFO for the quarter ended December 31, 2012 as compared to the quarter ended September 30, 2012 increased 59% or approximately $1.6 million. The improvement was primarily the result of sequential quarter improvements in same-store NOI and incremental NOI from our third and fourth quarter acquisitions.

•

MFFO for the quarter ended December 31, 2012 as compared to the quarter ended December 31, 2011 increased 46% or approximately $1.3 million. The improvement was primarily the result of increased same-store NOI and incremental NOI from the properties acquired during the fourth quarter of 2011 and the year ended December 31, 2012, offset by additional interest expense.

•

Occupancy for the Homeland Portfolio increased to 69% as of December 31, 2012 from 46% as of December 31, 2011. The Homeland Portfolio consists of 12 lease-up self-storage facilities which were acquired in December 2011 for $80 million.

Acquisitions:

•

On October 1, 2012 and November 5, 2012, we closed on the acquisition of the second and third phases, respectively, of the Stockade Portfolio, which consisted of an additional eight properties for a purchase price of approximately $50 million. The Stockade Portfolio consists of 16 properties located in South Carolina, Florida and Georgia. Additionally, on December 28, 2012, we acquired the remaining interests in Madison County Self Storage, DST, a two property portfolio in Mississippi. For the year ended December 31, 2012, we acquired 19 properties for a total purchase price of approximately $93 million.

Capital Transactions:

•

In connection with the acquisition of the Stockade Portfolio, we obtained two separate loans with Citigroup Global Markets Realty Corp., both of which have a term of 10 years. The first loan, in the amount of $18.2 million and bearing a fixed interest rate of 4.60%, closed on October 1, 2012, and the second loan, in the amount of $19.4 million and bearing a fixed interest rate of 4.61%, closed on November 5, 2012.

•

On October 10, 2012 we refinanced $31 million of our Second Restated KeyBank Loan into a new KeyBank CMBS Loan with a term of 10 years and a favorable fixed interest rate of 4.65%, thereby significantly reducing our short-term debt maturities.

Quarterly Dividend:

Our board of directors declared a distribution for the fourth quarter of 2012 of $0.00191257 per day per share on the outstanding shares of common stock (equivalent to an annual distribution rate of 7% assuming the share was purchased for $10 and approximately 6.5% assuming the share was purchased for $10.79).

About Strategic Storage Trust, Inc.:

Strategic Storage Trust, Inc. (“SSTI”) is the first and only self storage REIT in the public non-traded REIT marketplace. SSTI is one of five publicly registered self storage REITs in the United States and is one of the fastest growing self storage REITs nationwide. The SSTI management team is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self storage properties. Since the launch of SSTI in 2008, the company’s portfolio of wholly-owned properties has expanded to include 110 properties in 17 states and Canada that are being branded as SmartStop® Self Storage. The portfolio includes approximately 70,000 self storage units and 9.2 million rentable square feet of storage space.

For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com

The information herein should be read in conjunction with the Company’s Prospectus, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports and other information filed with, of furnished to, the SEC.

To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

STRATEGIC STORAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$13,998,391	$13,217,410
Real estate facilities:
Land	178,459,163	149,269,391
Buildings	389,149,948	330,842,349
Site improvements	37,118,784	30,283,836

	604,727,895	510,395,576
Accumulated depreciation	(29,840,320)	(15,971,288)

	574,887,575	494,424,288
Construction in process	5,233,426	1,754,582

Real estate facilities, net ($16,829,789 and $17,070,146 related to VIEs)	580,121,001	496,178,870
Deferred financing costs, net of accumulated amortization	5,989,290	7,449,525
Intangible assets, net of accumulated amortization	11,635,112	15,922,955
Restricted cash	6,449,225	5,234,479
Investments in unconsolidated joint ventures	8,772,005	9,180,538
Other assets	4,270,638	3,250,490

Total assets	$631,235,662	$550,434,267

LIABILITIES AND STOCKHOLDERS’ EQUITY
Secured debt ($10,149,024 and $10,210,249 related to VIEs)	$353,440,758	$330,043,207
Accounts payable and accrued liabilities	12,726,888	7,855,033
Due to affiliates	2,282,344	2,065,615
Distributions payable	2,724,603	2,071,876

Total liabilities	371,174,593	342,035,731
Commitments and contingencies

Redeemable common stock	3,960,664	2,807,837

Stockholders’ equity:
Strategic Storage Trust, Inc. stockholders’ equity:
Common stock, $0.001 par value; 700,000,000 shares authorized; 46,184,742 and 35,020,561 shares issued and outstanding at December 31, 2012 and 2011, respectively	46,184	35,021
Additional paid-in capital	383,072,118	285,211,557
Distributions	(71,401,126)	(42,602,530)
Accumulated deficit	(61,929,145)	(42,955,433)
Accumulated other comprehensive loss	(682,692)	(829,652)

Total Strategic Storage Trust, Inc. stockholders’ equity	249,105,339	198,858,963

Noncontrolling interests in Operating Partnership	1,149,679	718,907
Other noncontrolling interests	5,845,387	6,012,829

Total noncontrolling interests	6,995,066	6,731,736

Total stockholders’ equity	256,100,405	205,590,699

Total liabilities and stockholders’ equity	$631,235,662	$550,434,267

STRATEGIC STORAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues:
Self storage rental income	$17,898,098	$13,835,571	$64,464,466	$48,109,145
Ancillary operating income	557,042	453,227	2,146,038	1,286,933

Total revenues	18,455,140	14,288,798	66,610,504	49,396,078

Operating expenses:
Property operating expenses	6,441,305	5,391,478	25,878,556	19,402,185
Property operating expenses – affiliates	2,165,594	1,735,778	8,254,016	5,702,921
General and administrative	564,386	531,765	2,361,229	2,405,218
Depreciation	3,907,364	2,752,405	14,254,525	9,422,606
Intangible amortization expense	2,736,224	3,497,286	11,547,843	13,935,903
Property acquisition expenses – affiliates	1,381,135	2,230,329	2,415,200	5,706,838
Other property acquisition expenses	155,449	258,544	1,232,435	2,036,196

Total operating expenses	17,351,457	16,397,585	65,943,804	58,611,867

Operating income (loss)	1,103,683	(2,108,787)	666,700	(9,215,789)
Other income (expense):
Interest expense	(4,573,310)	(3,411,889)	(17,813,762)	(11,859,146)
Deferred financing amortization expense	(565,744)	(518,840)	(3,466,463)	(1,331,514)
Equity in earnings of real estate ventures	226,787	206,177	887,551	852,728
Gain on sale of investment in unconsolidated joint venture	—	—	815,000	—
Other	(43,457)	32,067	(104,168)	(280,516)

Net loss	(3,852,041)	(5,801,272)	(19,015,142)	(21,834,237)
Less: Net loss attributable to the noncontrolling interests in our Operating Partnership	15,955	20,509	83,435	118,601
Net (income) loss attributable to other noncontrolling interests	(7,808)	34,583	(42,005)	358,207

Net loss attributable to Strategic Storage Trust, Inc.	$(3,843,894)	$(5,746,180)	$(18,973,712)	$(21,357,429)

Net loss per share – basic	$(0.08)	$(0.17)	$(0.46)	$(0.68)
Net loss per share – diluted	$(0.08)	$(0.17)	$(0.46)	$(0.68)

Weighted average shares outstanding – basic	45,301,669	34,374,426	41,103,477	31,243,109
Weighted average shares outstanding – diluted	45,301,669	34,374,426	41,103,477	31,243,109

STRATEGIC STORAGE TRUST, INC. AND SUBSIDIARIES

NON-GAAP MEASURE – COMPUTATION OF MODIFIED FUNDS FROM OPERATIONS

	Three Months Ended December 31, 2012	Three Months Ended December 31, 2011	Year Ended December 31, 2012	Year Ended December 31, 2011
Net loss attributable to Strategic Storage Trust, Inc.	$(3,843,894)	$(5,746,180)	$(18,973,712)	$(21,357,429)
Add:
Depreciation	3,794,626	2,723,240	13,882,475	9,303,615
Amortization of intangible assets	2,736,224	3,497,286	11,547,843	13,935,903
Deduct:
Gain on sale of investment in unconsolidated joint venture	—	—	(815,000)	—
Adjustment for noncontrolling interests(2)	(80,312)	(123,429)	(335,036)	(750,351)

FFO	2,606,644	350,917	5,306,570	1,131,738
Other Adjustments:
Acquisition expenses(3)	1,536,584	2,488,873	3,647,635	7,743,034
Amortization of fair value adjustments of secured debt(4)	54,614	93,170	190,724	364,438
Realized and unrealized (gains) losses on foreign exchange holdings(5)	59,583	10,089	(60,281)	16,833
Debt defeasance costs (6)	—	—	—	49,750
Adjustment for noncontrolling interests(2)	(21,515)	(41,244)	(78,091)	(112,654)

MFFO(1)	$4,235,910	$2,901,805	$9,006,557	$9,193,139

As discussed in the “Results of Operations” section contained in our Form 10-K for the year ended December 31, 2012, our net loss and MFFO for the three months and year ended December 31, 2012, have been significantly impacted by our acquisition of the Homeland Portfolio and additional debt we incurred to purchase such properties. The information below should be read in conjunction with the discussion regarding the Homeland Portfolio acquisition in Results of Operations.

(1)	Changes in MFFO between the three months ended December 31, 2012 and 2011 include the following:

•

Total revenues less all property operating expenses were approximately $9.8 million for the three months ended December 31, 2012 compared to approximately $7.2 million for the three months ended December 31, 2011, thereby increasing MFFO by approximately $2.6 million. Such increase was primarily due to the acquisition of 32 properties during the fourth quarter of 2011 and the year ended December 31, 2012, along with an increase in same-store operating income of approximately $0.9 million or approximately 10.4%.

•

A decrease in MFFO of approximately $1.2 million due to increased interest expense, primarily related to interest incurred on the Second Restated KeyBank Loan (approximately $0.8 million) and, to a lesser extent, other new debt incurred.

Changes in MFFO between the year ended December 31, 2012 and 2011 include the following:

•

Total revenues less all property operating expenses were approximately $32.5 million for the year ended December 31, 2012 compared to approximately $24.3 million for the year ended December 31, 2011, thereby increasing MFFO by approximately $8.2 million. Such increase was primarily due to the acquisition of 65 properties during 2011 and 2012, along with an increase in same-store operating income during the same period of approximately $2.3 million, or approximately 11.5%.

•

A decrease in MFFO of approximately $6.0 million due to increased interest expense, primarily related to interest incurred on the Second Restated KeyBank Loan (approximately $3.8 million), the KeyBank Bridge Loan (approximately $0.7 million) and other new debt incurred.

•

A decrease in MFFO of approximately $2.1 million due to increased amortization of deferred financing costs, which increased for principally the same reasons as interest expense. Of the increase, approximately $0.9 million related to the KeyBank Bridge Loan.

STRATEGIC STORAGE TRUST, INC. AND SUBSIDIARIES

NON-GAAP MEASURE – COMPUTATION OF MODIFIED FUNDS FROM OPERATIONS

(2)

Relates to the noncontrolling interest in our consolidated joint venture and the noncontrolling interests in our Operating Partnership. The noncontrolling interest holder’s share of our consolidated venture’s real estate depreciation and amortization of intangible assets was $56,000 and $86,000, respectively, for the three months ended December 31, 2012 and 2011, and $225,000 and $621,000, respectively, for the years ended December 31, 2012 and 2011.

(3)

In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-traded REITs that have generally completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition related expenses, we believe MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our Advisor and third parties. Acquisition related expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property.

(4)

This expense represents the difference between the stated interest rate and the estimated market interest rate on assumed notes or seller notes issued, as of the date of acquisition. Such amounts have been excluded from MFFO because we believe MFFO provides useful supplementary information by focusing on operating fundamentals, rather than events not related to our normal operations. We are responsible for managing interest rate risk and do not rely on another party to manage such risk.

(5)

These amounts primarily relate to transactions with our non-U.S. functional currency entities. The gains and losses are the result of fluctuations between the U.S. dollar and the Canadian dollar. Such amounts have been excluded from MFFO because we believe MFFO provides useful supplementary information by focusing on operating fundamentals, rather than events not related to our normal operations. We are responsible for managing hedge and foreign exchange risk and do not rely on another party to manage such risk.

(6)	We believe that adjusting for the gain or loss on extinguishment of debt provides useful information because such gain or loss on extinguishment of debt may not be reflective of on-going operations.

Non-cash Items Included in Net Loss:

Provided below is additional information related to selected non-cash items included in net loss above, which may be helpful in assessing our operating results:

•

Amortization of deferred financing costs of approximately $0.6 million and $0.5 million was recognized as interest expense for the three months ended December 31, 2012 and 2011, respectively; and $3.5 million and $1.3 million was recognized as interest expense for the years ended December 31, 2012 and 2011, respectively.

STRATEGIC STORAGE TRUST, INC. AND SUBSIDIARIES

NON-GAAP MEASURE – COMPUTATION OF MODIFIED FUNDS FROM OPERATIONS

	Three Months Ended December 31, 2012	Three Months Ended September 30, 2012
Net loss attributable to Strategic Storage Trust, Inc.	$(3,843,894)	$(4,610,650)
Add:
Depreciation	3,794,626	3,474,214
Amortization of intangible assets	2,736,224	2,723,705
Deduct:
Adjustment for noncontrolling interests	(80,312)	(79,801)

FFO	2,606,644	1,507,468
Other Adjustments:
Acquisition expenses	1,536,584	1,369,125
Amortization of fair value adjustments of secured debt	54,614	(21,219)
Realized and unrealized (gains) losses on foreign exchange holdings	59,583	(165,232)
Adjustment for noncontrolling interests	(21,515)	(19,786)

MFFO	$4,235,910	$2,670,356

ADDITIONAL INFORMATION REGARDING NOI, FFO AND MFFO

Net Operating Income (“NOI”)

NOI is a non-GAAP measure that we define as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses and other non-property related expenses. We believe that net operating income is useful for investors as it provides a measure of the operating performance of its operating assets because net operating income excludes certain items that are not associated with the operation of the properties. Additionally, we believe that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

Funds from Operations (“FFO”) and Modified Funds from Operations (“MFFO”)

Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, or FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income (loss) as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Diminution in value may occur if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances or other measures necessary to maintain the assets are not undertaken. However, we believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. In addition, in the determination of FFO, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indications exist and if the carrying value, or book value, exceeds the total estimated undiscounted future cash flows (including net rental revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Testing for impairment is a continuous process and is analyzed on a quarterly basis. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and that we intend to have a relatively limited term of our operations; it could be difficult to recover any impairment charges through the eventual sale of the property. To date, we have not recognized any impairments.

Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, assists in providing a more complete understanding of our performance to investors and to our management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income (loss).

However, FFO or Modified FFO (“MFFO”), should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be considered a more relevant measure of operational performance and is, therefore, given more prominence than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting rules under GAAP that were put into effect and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses, as items that are expensed as operating expenses under GAAP. We believe these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-traded REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. The purchase of properties, and the corresponding expenses associated with that process, is a key feature of our business plan in order to generate operational income and cash flow in order to make distributions to investors. While other start-up entities may also experience significant acquisition activity during their initial years, we believe that publicly registered, non-traded REITs are unique in that they typically have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. As disclosed in the prospectus for our Offering, we will use the proceeds raised in our Offering to acquire properties, and we expect to begin the process of achieving a liquidity event (i.e., listing of our shares of common stock on a national securities exchange, a merger or sale, the sale of all or substantially all of our assets, or another similar transaction) within three to five years after the completion of our Offering, which is generally comparable to other publicly registered, non-traded REITs. Thus, we do not intend to continuously purchase assets and intend to have a limited life. The decision whether to engage in any liquidity event is in the sole discretion of our board of directors. Due to the above factors and other unique features of publicly registered, non-traded REITs, the Investment Program Association, or the IPA, an industry trade group, has standardized a measure known as modified funds from operations, or MFFO, which the IPA has recommended as a supplemental measure for publicly registered, non-traded REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a publicly registered, non-traded REIT having the characteristics described above. MFFO is not equivalent to our net income (loss) as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not ultimately engage in a liquidity event. We believe that, because MFFO excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired and that we consider more reflective of investing activities, as well as other non-operating items included in FFO, MFFO can provide, on a going-forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our Offering has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the publicly registered, non-traded REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after our Offering and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our Offering has been completed and properties have been acquired, as it excludes acquisition fees and expenses that have a negative effect on our operating performance during the periods in which properties are acquired.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations (“the Practice Guideline”) issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items included in the determination of GAAP net income (loss): acquisition fees and expenses; amounts relating to straight line rents and amortization of above or below intangible lease assets and liabilities; accretion of discounts and amortization of premiums on debt investments; non-recurring impairments of real estate related investments; mark-to-market adjustments included in net income; non-recurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income (loss) in calculating cash flows from operations and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized.

Our MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, we exclude acquisition related expenses, the amortization of fair value adjustments related to debt, gains or losses from debt defeasance, realized and unrealized gains and losses on foreign exchange holdings and the adjustments of such items related to noncontrolling interests. The other adjustments included in the IPA’s Practice Guideline are not applicable to us for the periods presented. Acquisition fees and expenses are paid in cash by us, and we have not set aside or put into escrow any specific amount of proceeds from our offering to be used to fund acquisition fees and expenses. We do not intend to fund acquisition fees and expenses in the future from operating revenues and cash flows, nor from the sale of properties and subsequent re-deployment of capital and concurrent incurring of acquisition fees and expenses. Acquisition fees and expenses include payments to our Advisor and third parties. Acquisition related expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. In the future, if we are not able to raise additional proceeds from our offering, this could result in us paying acquisition fees or reimbursing acquisition expenses due to our Advisor, or a portion thereof, with net proceeds from borrowed funds, operational earnings or cash flows, net proceeds from the sale of properties, or ancillary cash flows. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds.

Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income (loss) in determining cash flows from operations. In addition, we view fair value adjustments of derivatives and the amortization of fair value adjustments related to debt as items which are unrealized and may not ultimately be realized or as items which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance.

We use MFFO and the adjustments used to calculate it in order to evaluate our performance against other publicly registered, non-traded REITs which intend to have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to publicly registered, non-traded REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures may be useful to investors. For example, acquisition fees and expenses are intended to be funded from the proceeds of our offering and other financing sources and not from operations. By excluding expensed acquisition fees and expenses, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such charges that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations, which is an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other measurements as an indication of our performance. MFFO may be useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO. Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the publicly registered, non-traded REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.